UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2023

BYRNA TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-132456	71-1050654
(Commission File Number)	(IRS Employer Identification No.)

100 Burtt Road, Suite 115
Andover, MA 01810
(Address and Zip Code of principal executive offices)

(978) 868-5011
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value	BYRN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2023, Byrna Technologies Inc. (the “Company”) executed a new Employment Agreement (the “Employment Agreement”) with Bryan Ganz, President and Chief Executive Officer of the Company, with an effective date of September 1, 2023 (the “Effective Date”). Pursuant to the Agreement, which was approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and by the Company’s Board of Directors, Mr. Ganz will receive an annual base salary of  $495,000 and will be entitled to receive a discretionary performance bonus with a target of 100% of his annual base salary for the applicable fiscal year based on criteria established and approved by the Compensation Committee. Mr. Ganz is also entitled to participate in any employee benefit plans maintained by the Company on behalf of its employees. The Employment Agreement has a three-year term ending on August 31, 2026 (the “End Date”), unless terminated earlier pursuant to its terms.

Pursuant to the Employment Agreement, the Company agreed to grant Mr. Ganz 600,000 restricted stock units (the “RSUs”) on December 1, 2023. The RSUs will be subject to a “double trigger” of stock performance and time such that they will vest on the End Date, but only as to (i) one-third of the RSUs if the Company’s common stock achieves a 20-day weighted average of its daily volume weighted average price (the “Weighted Average VWAP”) of at least $6.00 prior to the End Date, (ii) one-third of the RSUs if the Company’s common stock achieves a 20-day Weighted Average VWAP of at least $9.00 prior to the End Date, and (iii) one-third of the RSUs if the Company’s common stock achieves a 20-day Weighted Average VWAP of at least $12.00 prior to the End Date, in each case subject to adjustment to account for any stock splits and reverse stock splits; provided, that Mr. Ganz must remain employed by the Company as its Chief Executive Officer through the End Date for any of the units to vest, subject to exceptions for certain types of termination events during the vesting period.

Termination and Severance Provisions

The Employment Agreement provides for termination prior to the End Date by the Company or by the Executive with or without cause, following the selection and approval by the Board of a successor in connection with a Qualified Retirement (as such term is defined in the Employment Agreement), or by reason of death or disability. If the Company terminates Mr. Ganz’s employment without Cause or he resigns for Good Reason (as such terms are defined in the Employment Agreement), then Mr. Ganz will be eligible to receive continued payment of his base salary for 12 months, plus fifty percent (50%) of his target bonus amount for the applicable year, subject to the execution of a customary release in favor of the Company. Additionally, if the Company terminates Mr. Ganz’s employment without Cause or he resigns for any reason other than a Qualified Retirement, the performance period for the RSUs will end on the earlier of six months following termination or the End Date, and to the extent that any stock price triggers are met during that period, the RSUs will vest on a prorated basis based on the duration of Mr. Ganz’s service during the term of the Employment Agreement.

If Mr. Ganz’s employment is terminated due to a Qualified Retirement, the performance period for the RSUs will extend until the End Date and, to the extent stock price triggers are met, the RSUs will fully vest notwithstanding Mr. Ganz’s retirement prior to the End Date. If Mr. Ganz’s employment is terminated due to death or disability, the performance period for the RSUs will end on the earlier of six months following termination or the End Date, and to the extent that any stock price triggers are met during that period, the RSUs will vest on a prorated basis based on the duration of Mr. Ganz’s service during the term of the Employment Agreement, provided that if such termination occurs after the one-year anniversary of the Effective Date then the RSUs with a $6.00 price trigger will not be prorated, and if such termination occurs after the two-year anniversary of the Effective Date then the RSUs with a $9.00 price trigger will not be prorated.

The foregoing description of the Employment Agreement is a summary and does not purport to be complete. Such description is qualified in its entirety by reference to the text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1†	Employment Agreement between Byrna Technologies Inc. and Bryan Ganz executed September 12, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†	Management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BYRNA TECHNOLOGIES INC.

Date: September 18, 2023	By:	/s/ Bryan Ganz
Name: Bryan Ganz Title: Chief Executive Officer